PROSPECTUS
                               772,936 SHARES

                       GENERAL GROWTH PROPERTIES, INC.
                                COMMON STOCK
                         (PAR VALUE $.10 PER SHARE)

     This Prospectus relates to 772,936 shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock"), of General Growth Properties, Inc. (the "Company"). The Shares may be acquired from time to time by one or more of the stockholders described herein (the "Selling Stockholders") in connection with the redemption of limited partnership units (the "Units") in GGP Limited Partnership (the "Operating Partnership"), of which the Company is the sole general partner, and thereafter offered for sale or otherwise transferred in transactions (which may include block transactions) on the New York Stock Exchange or in the over-the-counter market, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. The Selling Stockholders may offer the Shares to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions or commissions or otherwise. The Selling Stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of such Shares less any commissions. The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders. The Company will pay all expenses incurred in connection with this offering, other than underwriting discounts and selling commissions. See "Plan of Distribution."

     The Units were issued in connection with the July 1995 transaction in which four partnerships which owned the real and personal property comprising the Piedmont Mall in Danville, Virginia (the "Contributing Partnerships") contributed such property to the Operating Partnership in exchange for Units, cash and the Operating Partnership's assumption of certain liabilities. The Units were subsequently distributed by the Contributing Partnerships to their respective partners, including the Selling Stockholders.

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") and traded under the symbol "GGP." The last reported sale price of the Common Stock on the NYSE on July 9, 1997 was $33 1/8 per share.


                           -----------------------




    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                  -----------

                 The date of this Prospectus is July 10, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the NYSE and such reports, proxy statements and other information also can be inspected at the offices of the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Room of the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof:

           1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K");

           2.  Quarterly Report on Form 10-Q for the quarter ended March
      31, 1997;

           3.  Current Report on Form 8-K dated January 16, 1997;

           4.  Current Report on Form 8-K/A dated February 18, 1997;

           5. The portions of the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders that have been incorporated by reference into the Company 10-K; and

           6. The description of the Company's Common Stock which is contained in the Registration Statement on Form 8-A filed by the Company with the Commission on January 12, 1993, pursuant to
      Section 12(b) of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Requests for such information should be directed to General Growth Properties, Inc., 55 West Monroe Street -- Suite 3100, Chicago, Illinois 60603, Attention: Director of Investor Relations, Telephone (312) 551-5000.


                                  THE COMPANY

     The Company is a self-managed real estate investment trust which, through its general partnership interest in the Operating Partnership and its interest in GGP/Homart, Inc. ("GGP/Homart"), owns, operates, acquires and develops enclosed mall shopping centers located throughout the United States. The Company and the Operating Partnership together own, directly or indirectly, 100% of 33 enclosed mall shopping centers and a 50% interest in two other enclosed mall shopping centers. On December 22, 1995, the Company, through the Operating Partnership's ownership of stock in GGP/Homart acquired a 38.2% interest in substantially all of the regional mall assets and liabilities that were owned by Homart Development Co., an indirect wholly-owned subsidiary of Sears, Roebuck & Co. GGP/Homart currently owns interests in 26 shopping centers and one property under development.

     In order to maintain its qualification as a real estate investment trust (a "REIT") for federal income tax purposes, the Company is required to distribute at least 95% of its taxable income each year.

     The Company is incorporated under the laws of the State of Delaware. Its principal executive offices are located at 55 West Monroe Street -- Suite 3100, Chicago, Illinois 60603, and its telephone number is (312) 551-5000.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.


                              SELLING STOCKHOLDERS

     The following table sets forth (i) the name of each Selling Stockholder,
(ii) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder assuming the redemption of all Units owned by such Selling Stockholder in exchange for Shares and (iii) the number of shares of Common Stock which will be beneficially owned by each Selling Stockholder after the offering, assuming the sale of all the Shares set forth in (ii) above:

                                      Beneficial       Shares        Beneficial
                                      Ownership         to Be        Ownership
 Selling Stockholder               Prior to Offering   Offered      After Offering
 -------------------               -----------------   -------      --------------

 Edward S. Brown                          38,098        38,098              --

 Edward S. Brown and Susan                40,846        40,846              --
 Gerber, Husband and Wife,
 as Tenants by the Entirety

 Lawrence A. Brown                        17,647        17,647              --

 GDC/A&B Limited Partnership              45,223        45,233              --

 HIA Limited Partnership                 107,080       107,080              --

 Irrevocable Trust and Warren             18,557        18,557              --
 Weiner dated January 24, 1978
 F/B/O Robyn Weiner

 Irrevocable Trust of Warren              18,557        18,557              --
 Weiner dated January 24, 1978
 F/B/O Kimberly Weiner

 Joint Revocable Trust of Warren          18,557        18,557              --
 and Penny Weiner

 LWLDA Limited Partnership                45,223        45,223              --

 Joe W. Lowrance                          57,620        57,620              --

 Brent M. Milgrom                         57,620        57,620              --

 Arthur B. Morgenstern                    54,625        54,625              --

 Morgenstern, Rounick-Weiner              63,422        63,422              --
 Associates

 Merrill H.J. Roth                        29,024        29,024              --

 The Roth Family Limited                  22,308        22,308              --
 Partnership

 Marvin Rounick and Judy Rounick,         55,670        55,670              --
 Husband and Wife, as Tenants by
 the Entirety

 Joseph Straus, Jr.                       78,017        78,017              --


     See the cover page of this Prospectus for information regarding the relationship between the Company and the Selling Stockholders.


                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell or transfer all or a portion of the Shares offered hereby from time to time to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or from purchasers of the Shares for whom they may act as agent. Such sales and transfers of the Shares may be effected from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. Any or all of the Shares may be sold or transferred from time to time by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) through the writing of options on the Shares; (e) pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder; (f) gifts, donations and contributions; and (g) otherwise. To the extent required, the number of Shares to be sold or transferred, the purchase price, the name of any such agent, broker, dealer or underwriter and any applicable discounts or commissions and any other required information with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of such Shares less any commissions. This Prospectus also may be used, with the Company's prior written consent, by donees and pledgees of the Selling Stockholders.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the Shares.

     Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Stockholders will sell any or all of the Shares. The Selling Stockholders may transfer, devise or gift Shares by other means not described herein.

     The Company will pay all of the expenses incident to the registration of the Shares, other than underwriting discounts and selling commissions, if any.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Neal, Gerber & Eisenberg.


                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996 have been incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the combined statement of revenues and certain expenses of the Lansing Mall, the Westwood Mall and the Lakeview Square Mall for the year ended December 31, 1995 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A dated February 18, 1997 in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, and upon the authority of that firm as experts in accounting and auditing.

     The statement of revenues and certain expenses of Park Mall for the year ended December 31, 1995 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A in reliance upon the report of Addison, Roberts & Ludwig, P.C., independent auditors, and upon the authority of that firm as experts in accounting and in auditing.

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER, BROKER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                            ------------------------



                               TABLE OF CONTENTS

                                                          PAGE
                                                          ----

Available Information.....................................   2
Incorporation of Certain Documents
 by Reference.............................................   2
The Company...............................................   3
Use of Proceeds...........................................   3
Selling Stockholders......................................   3
Plan of Distribution......................................   5
Legal Matters.............................................   6
Experts...................................................   6


================================================================================



                                 772,936 SHARES




                                 GENERAL GROWTH
                                PROPERTIES, INC.




                                  COMMON STOCK




                                  ------------

                                   PROSPECTUS

                                  ------------






                                 July 10, 1997





================================================================================